Exhibit 99.2

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except share and per share amounts)

	2023 quarterly periods ended				Year ended
	March 31	June 30	September 30	December 31	December 31, 2023
Net income, as reported	$4,910	$11,020	$16,490	$7,940	$40,360
Special Items to consider in evaluating quality of net income:
Impairment of indefinite-lived intangible assets	—	—	—	1,120	1,120
Business restructuring and severance costs	3,930	4,830	3,390	4,640	16,790
M&A diligence and transaction costs	1,200	1,210	(480)	300	2,230
Purchase accounting costs	400	1,200	1,190	400	3,190
Defined benefit pension plan settlement charge	—	640	—	—	640
Foreign exchange forward charge	—	—	360	(220)	140
ERP Implementation costs	—	—	—	680	680
Amortization of acquisition-related intangible assets	4,590	4,610	4,610	4,370	18,180
Non-cash compensation expense	2,940	3,240	3,140	350	9,670
Income tax effect of net income adjustments (1)	(3,330)	(3,340)	(2,680)	(3,770)	(13,120)
Adjusted net income	$14,640	$23,410	$26,020	$15,810	$79,880

	2023 quarterly periods ended				Year ended
	March 31	June 30	September 30	December 31	December 31, 2023
Diluted earnings per share, as reported	$0.12	$0.26	$0.40	$0.19	$0.97
Special Items to consider in evaluating quality of EPS:
Impairment of indefinite-lived intangible assets	—	—	—	0.03	0.03
Business restructuring and severance costs	0.09	0.11	0.08	0.10	0.40
M&A diligence and transaction costs	0.03	0.03	(0.01)	0.01	0.05
Purchase accounting costs	0.01	0.03	0.03	0.01	0.07
Defined benefit pension plan settlement charge	—	0.02	—	—	0.02
Foreign exchange forward charge	—	—	0.01	(0.01)	—
ERP Implementation costs	—	—	—	0.02	0.02
Amortization of acquisition-related intangible assets	0.11	0.11	0.11	0.11	0.44
Non-cash compensation expense	0.07	0.08	0.08	0.01	0.23
Income tax effect of net income adjustments (1)	(0.08)	(0.08)	(0.07)	(0.09)	(0.31)
Adjusted diluted EPS	$0.35	$0.56	$0.63	$0.38	$1.92
Weighted-average shares outstanding (1)	41,802,037	41,645,184	41,673,381	41,620,790	41,685,348
(1) Income tax effect of net income adjustments is calculated on an item-by-item basis, utilizing the statutory tax rate in the jurisdiction where the adjustments occurred. For the quarterly periods and twelve month period ended December 31, 2023, the income tax effect of net income adjustments varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.